UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2024

NETSCOUT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26251	04-2837575
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

310 Littleton Road

Westford, MA 01886

(Address of principal executive offices and zip code)

(978) 614-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NTCT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On October 4, 2024, NetScout Systems, Inc. (the “Company” or “NetScout”) entered into a third amendment and restatement (the “Third Amendment”) of its Second Amended and Restated Credit Agreement, dated as of July 27, 2021 (the “Previously Amended Credit Agreement”; as amended by the Third Amendment, the “Amended Credit Agreement”), by and among: the Company, as borrower; certain subsidiaries of the Company, as loan parties; the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Amended Credit Agreement provides for a new five-year $600,000,000 senior secured revolving credit facility, including a letter of credit sub-facility of up to $75,000,000. The Company may elect to use the new credit facility for working capital and other general corporate purposes, including to refinance revolving loans outstanding under the Previously Amended Credit Agreement and to repurchase common stock. The commitments under the Amended Credit Agreement will expire on October 4, 2029, and any outstanding loans will be due on that date.

At the Company’s election, revolving loans under the Amended Credit Agreement bear interest at either (a) a Base Rate (determined in a customary manner); or (b) adjusted SOFR (which may be a daily rate or a term rate for the interest period selected by the Company), in each case plus an applicable margin. For the initial period until the Company has delivered financial statements for the quarter ending September 30, 2024, the applicable margin will be 1.00% per annum for SOFR loans and 0.00% per annum for Base Rate loans, and thereafter the applicable margin will vary depending on the Company’s consolidated gross leverage ratio, ranging from 1.00% per annum for Base Rate loans and 2.00% per annum for SOFR loans if the Company’s consolidated gross leverage ratio is greater than 3.50 to 1.00, down to 0.00% per annum for Base Rate loans and 1.00% per annum for SOFR loans if the Company’s consolidated gross leverage ratio is equal to or less than 1.50 to 1.00.

The Company’s consolidated leverage ratio is the ratio of its total funded debt (which in certain circumstances is calculated net of the Company’s unrestricted cash, up to certain agreed limits) compared to its consolidated adjusted EBITDA. Consolidated adjusted EBITDA includes certain adjustments, including, without limitation, adjustments relating to extraordinary, unusual or non-recurring charges, certain restructuring charges, non-cash charges, certain transaction costs and expenses and certain pro forma adjustments in connection with material acquisitions and dispositions, all as set forth in detail in the definition of Consolidated EBITDA in the Amended Credit Agreement. Consistent with the terms of the Previously Amended Credit Agreement, the definition of Consolidated EBITDA in the Amended Credit Agreement provides for (1) add-backs for extraordinary, unusual or non-recurring losses, charges or expenses for any test period in an amount up to 25.0% of Consolidated EBITDA for such test period and (2) add-backs for pro forma adjustments for permitted acquisitions and nonrecurring integration or restructuring expenses in connection with acquisitions and restructurings outside the ordinary course of business in an amount up to 25.0% of Consolidated EBITDA for the applicable test period.

Commitment fees will accrue on the daily unused amount of the credit facility. For the initial period until the Company has delivered financial statements for the quarter ended September 30, 2024, the commitment fee will be 0.15% per annum, and thereafter the commitment fee will vary depending on the Company’s consolidated gross leverage ratio, ranging from 0.30% per annum if the Company’s consolidated gross leverage ratio is greater than 3.50 to 1.00, down to 0.15% per annum if the Company’s consolidated gross leverage ratio is equal to or less than 1.50 to 1.00.

Letter of credit participation fees are payable to each lender providing the letter of credit subfacility on the amount of such lender’s letter of credit exposure, during the period from the closing date of the Amended Credit Agreement to, but excluding, the date which is the later of (i) the date on which such lender’s commitment terminates or (ii) the date on which such lender ceases to have any letter of credit exposure, at a rate per annum equal to the applicable margin for SOFR loans. Additionally, the Company will pay a fronting fee to each issuing bank in amounts to be agreed to between the Company and the applicable issuing bank.

Interest on Base Rate loans is payable at the end of each calendar quarter. Interest on SOFR loans is payable at the end of each interest rate period or at the end of each three-month interval within an interest rate period if the period is longer than three months. The Company may also prepay loans under the Amended Credit Agreement at any time, without penalty, subject to certain notice requirements.

The loans and other obligations under the credit facility are (a) guaranteed by each of the Company’s wholly-owned material domestic restricted subsidiaries, subject to certain exceptions, and (b) are secured by substantially all of the assets of the Company and the subsidiary guarantors, including a pledge of all the capital stock of material subsidiaries held directly by the Borrower and the subsidiary guarantors (which pledge, in the case of any foreign subsidiary, is limited to 65% of the voting stock), subject to certain customary exceptions and limitations. The Amended Credit Agreement generally prohibits any other liens on the assets of the Company and its restricted subsidiaries, subject to certain exceptions as described in the Amended Credit Agreement.

The Amended Credit Agreement contains certain covenants applicable to the Company and its restricted subsidiaries, including, without limitation, limitations on additional indebtedness, liens, various fundamental changes, dividends and distributions, investments (including acquisitions), transactions with affiliates, asset sales, including sale-leaseback transactions, speculative hedge agreements, payment of junior financing, changes in business and other limitations customary in senior secured credit facilities. The Amended Credit Agreement provides for certain baskets that are available to the Company and its restricted subsidiaries to incur additional indebtedness, to repay junior financing, for asset sales and to make investments and restricted payments. Such baskets are substantially similar to the baskets set forth in the Previously Amended Credit Agreement.

Consistent with the Previously Amended Credit Agreement, (i) the Company may make unlimited investments (subject to certain restrictions) so long as its consolidated net leverage ratio does not exceed 3.75 to 1.00, and (ii) the Company may make unlimited dividends and distributions (subject to certain restrictions) so long as its consolidated net leverage ratio does not exceed 3.50 to 1.00. In addition, the Company is required to maintain a consolidated net leverage ratio of less than or equal to 4.00 to 1.00. The Amended Credit Agreement allows the Company to elect to increase the permitted maximum consolidated net leverage ratio by 0.50 to 1.00 for four fiscal quarters in the event the Company consummates an acquisition for consideration in excess of $100,000,000 that, on a pro forma basis, would result in an increase in the consolidated net leverage ratio by 0.25 to 1.00 or more; provided that the Company may not make such election more than two times during the term of the facility and the consolidated net leverage ratio may not exceed 4.50 to 1.00 at any time. These covenants and limitations are more fully described in the Amended Credit Agreement.

The Amended Credit Agreement provides that events of default will exist in certain circumstances, including failure to make payment of principal or interest on the loans when required, failure to perform certain obligations under the Amended Credit Agreement and related documents, defaults under certain other indebtedness, certain insolvency events, certain events arising under ERISA, a change of control and certain other events. Upon an event of default, the administrative agent may, or at the request of the holders of more than 50% in principal amount of the loans and commitments shall, terminate the commitments and accelerate the maturity of the loans and enforce certain other remedies under the Amended Credit Agreement and the other loan documents (provided that such termination and acceleration shall be automatic in the case of an event of default arising from certain insolvency and bankruptcy events).

The foregoing description of the Amended Credit Agreement is qualified in its entirety by reference to the Amended Credit Agreement which is attached as Annex I to the Third Amendment, attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number

10.1*	Third Amendment and Restatement Agreement, dated as of October 4, 2024, to the Second Amended and Restated Credit Agreement, dated as of July 27, 2021, by and among NetScout Systems, Inc., as borrower; certain subsidiaries of NetScout Systems, Inc., as loan parties; the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent attaching the Third Amended and Restated Credit Agreement, dated as of October 4, 2024, by and among NetScout Systems, Inc., as borrower; JPMorgan Chase Bank, N.A., as administrative agent and collateral agent; JPMorgan Chase Bank, N.A., Bank of America, N.A., RBC Capital Markets, PNC Capital Markets LLC and Mizuho Bank, Ltd., as joint lead arrangers and joint bookrunners; TD Bank, N.A. and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company, as co-documentation agents; and the lenders and issuing banks party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain schedules (or similar attachments) to this exhibit have been omitted pursuant to Regulation S-K, Item 601(a)(5). The registrant agrees to furnish a copy of any omitted schedule (or similar attachment) to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NETSCOUT SYSTEMS, INC.

By:	/s/ Jean Bua
Jean Bua
Executive Vice President and Chief Financial Officer

Date: October 4, 2024